EXHIBIT 10.4

FOURTH AMENDMENT OF LEASE

THIS FOURTH AMENDMENT OF LEASE (this “Agreement”) dated as of June 24, 2011 (this “Agreement”), by and between ONE CITY BLOCK LLC, a Delaware limited liability company, having an address c/o Google Inc., 1600 Amphitheatre Parkway, Mountain View, California 94043 (“Landlord”), and ABOVENET COMMUNICATIONS, INC., a Delaware corporation with an address at 360 Hamilton Avenue, White Plains, New York 10601 (“Tenant”).

WITNESSETH:

WHEREAS, Landlord (as successor to 111 Chelsea Commerce LP, as successor to 111 Eighth Avenue LLC) and Tenant (as successor to AboveNet, Inc., as successor to Metromedia Fibert Network, Inc., as successor to Metromedia Fibert Network Services, Inc.) are parties to a Lease dated as of April 23, 1999, as modified by First Amendment of Lease dated as of October 18, 2000, Second Amendment of Lease dated as of March 13, 2003 (the “Second Amendment”), and Third Amendment of Lease dated as of March 1, 2004, (collectively, as amended, the “Lease”; all capitalized terms used herein but not otherwise defined shall have the respective meanings ascribed to them in the Lease), covering certain demised premises in the building known as and located at 111 Eighth Avenue, New York, New York (the “Building”); and

WHEREAS, Landlord and Tenant desire to amend the Lease on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, Landlord and Tenant agree as follows:

1.           Surrender. (a) On or before October 1, 2011 (the “Surrendered Premises Expiration Date”), Tenant shall surrender the portion of the Premises located on the 12th floor of the Building as shown diagonally-hatched on Exhibit A attached hereto (the “Surrendered Premises”) as if the Surrendered Premises Expiration Date was originally set forth in the Lease as the “Expiration Date” for the Surrendered Premises. Tenant shall continue to observe and perform all of its covenants and obligations under the Lease (including, without limitation, the obligation to pay Fixed Rent and Additional Rent (including, without limitation, Tenant’s Labor Rate Payment)) with respect to the Surrendered Premises until the occurrence of the Surrendered Premises Expiration Date. Tenant shall surrender the Surrendered Premises strictly in accordance with the provisions of the Lease, including, without limitation, Section 20.1 of the Lease. Time shall be of the essence with respect to Tenant’s obligation to surrender the Surrendered Premises on or before the Surrendered Premises Expiration Date. In the event Tenant remains in possession of all or a portion of the Surrendered Premises after the Surrendered Premises Expiration Date, Landlord shall be entitled to all rights and remedies available pursuant to the Lease (including, without limitation, Section 20.2 of the Lease), at law or in equity.

(b)           From and after the date that Tenant actually surrenders possession of the Surrendered Premises in accordance with the provisions of the Lease (as amended by this Agreement) (the “Actual Surrender Date”), (i) the term “Premises” wherever used in the Lease shall be deemed to exclude the Surrendered Premises, and (ii) Tenant’s monetary obligations under the Lease with respect to the Surrendered Premises shall be released; provided, that Tenant’s liability to pay Fixed Rent and Additional Rent, and any and all other payments, sums or charges due or to become due with respect to the Surrendered Premises pursuant to the terms of the Lease (as amended by this Agreement), including, without limitation, any holdover rent payable by Tenant with respect to the Surrendered Premises, apportioned through and including the Actual Surrender Date, shall survive the Actual Surrender Date and shall be due and payable by Tenant within ten (10) Business Days following written demand by Landlord.

(c)           Landlord is currently holding Letter of Credit No. 61652972 issued by Citibank, N.A. on September 25, 2006, in an aggregate amount available for drawing equal to $1,725,000.00 (the “Existing Letter of Credit”). Following the Actual Surrender Date, Tenant shall be entitled to a reduction in the aggregate amount available for drawing under the Existing Letter of Credit from $1,725,000.00 to $800,000.00 (and no other changes to the Existing Letter of Credit), and Landlord shall reasonably cooperate with Tenant in connection with obtaining such reduction as soon as practicable.

2.           Extension of Term. The term of the Lease (the “Term”) is hereby extended so that it shall end at 11:59 p.m. on September 30, 2029 (the “Expiration Date”), which revised ending date shall be deemed to be the “Expiration Date” under the Lease (except with respect to the Surrendered Premises, for which the “Surrendered Premises Expiration Date” shall constitute the “Expiration Date” as provided in Section 1 above). Effective as of October 1, 2014 (the “New Term Commencement Date”):

(a)           Renewal Premises. The Premises shall consist of the 18,387 Rentable Square Foot portion of the 7th floor of the Building as shown diagonally-hatched on Exhibit B attached hereto (the “Renewal Premises”). Nothing contained herein is or shall be construed to be a representation by Landlord as to the actual size of the Renewal Premises. Landlord shall not be required to perform any work, to pay any work allowance or other amount, or to render any services to make the Renewal Premises ready for Tenant’s use or occupancy or to provide any abatement of Fixed Rent or Additional Rent, and Tenant shall accept the Renewal Premises in its “AS IS” condition on the New Term Commencement Date.

(b)           Fixed Rent. The Fixed Rent payable with respect to the Renewal Premises shall be as set forth on Exhibit C attached hereto.

(c)           Real Estate Taxes. The following terms shall be modified as follows: (i) “Base Taxes” shall mean an amount equal to the Taxes payable for the Tax Year commencing on July 1, 2014 and ending on June 30, 2015; (ii) “Comparison Year” shall mean any Tax Year commencing subsequent to the 2014/2015 Tax Year; and (iii) “Landlord’s Statement” shall mean an instrument or instruments containing a comparison of Taxes payable for any Comparison Year.

(d)           Labor Rate Increases. Sections 6.3 and 6.4 of the Lease shall be deleted in their entirety.

(e)           Freight Elevators. The reference in Section 9.4(b) to “$115.00/hour” shall be deleted and replaced with “$208/hour”.

(f)           Rooftop Equipment. The Roof Space shall be deemed to consist of 2,475 Rentable Square Feet in the aggregate. In lieu of the license fee payable by Tenant to Landlord pursuant to Section 9.9(b) of the Lease, Tenant shall pay a license fee to Landlord for the Roof Space, as Additional Rent in advance on the first day of each month from and after the New Term Commencement Date, as set forth on Exhibit D attached hereto.

(g)           Renewal Option. (i) Tenant shall have the option (the “Renewal Option”) to renew the term of the Lease for a ten-year renewal term (the “Renewal Term”) commencing on the day immediately following the Expiration Date (as modified pursuant to the opening paragraph of this Section 2) (the “Renewal Term Commencement Date”) and expiring on the day preceding the tenth (10th) anniversary of the Renewal Term Commencement Date (the “Renewal Term Expiration Date”). Tenant shall have no right to exercise the Renewal Option unless all of the following conditions have been satisfied as of the date of the Renewal Notice and as of the Renewal Term Commencement Date: (x) the Lease shall be in full force and effect; and (y) Tenant shall not be in default (beyond the expiration of applicable notice and cure periods) under the Lease. The Renewal Option shall be exercised with respect to the entire Renewal Premises only and shall be exercisable by Tenant giving written notice to Landlord (the “Renewal Notice”) not earlier than twenty-four (24) months and not later than fifteen (15) months prior to the Expiration Date (as modified pursuant to the opening paragraph of this Section 2). Time shall be of the essence with respect to the giving of the Renewal Notice. Tenant’s failure to timely deliver the Renewal Notice shall constitute Tenant’s irrevocable and unconditional waiver of the Renewal Option.

(ii)            If Tenant shall deliver the Renewal Notice within the time and in the manner herein provided, the term of the Lease shall be deemed renewed for the Renewal Term on the terms and provisions of the Lease, except that: (w) Fixed Rent shall be determined as set forth below; (x) the term “Base Taxes” shall mean “an amount equal to the Taxes payable for the Tax Year commencing on the July 1st prior to the Renewal Term Commencement Date”; (y) the term “Comparison Year” shall mean “any Tax Year commencing subsequent to the Tax Year commencing on the July 1st prior to the Renewal Term Commencement Date”, and (z) Landlord shall have no obligation to perform any work or grant to Tenant any work allowance in connection with Tenant’s exercise of the Renewal Option.

(iii)           Fixed Rent for the Renewal Term shall be determined as of the commencement of the Renewal Term and shall be an amount equal to one hundred percent (100%) of the fair market value of the Renewal Premises for the Renewal Term (the “Renewal Term FMV”), determined as if the Renewal Term were for the number of years comparable to the leases of similar term duration that Landlord is then typically entering into for comparable space in the Building.

(iv)           On or prior to the date that is three hundred sixty-five (365) days prior to the Expiration Date (as modified pursuant to the opening paragraph of this Section 2), Landlord will notify Tenant of the amount of the Fixed Rent (the “Rental Notice”), which Rental Notice shall set forth Landlord’s calculation of the Renewal Term FMV. Tenant shall notify Landlord (“Tenant’s Notice”), within sixty (60) days after Tenant’s receipt of the Rental Notice, whether Tenant accepts or disputes Landlord’s determination of Renewal Term FMV, and if Tenant disputes Landlord’s determination Tenant’s Notice shall set forth Tenant’s determination of the Renewal Term FMV. If Tenant fails to give Tenant’s Notice within such 60 day period, or if Tenant gives Tenant’s Notice within such 60 day period but fails to set forth therein Tenant’s determination of the Renewal Term FMV and supporting calculations with respect thereto, then Tenant shall be deemed to have accepted Landlord’s determination of Renewal Term FMV. In the event that Tenant shall timely dispute Landlord’s calculation of the Renewal Term FMV, such dispute shall be submitted to arbitration and shall be determined in the manner set forth in Sections 2(g)(v) through 2(g)(vii) below.

(v)           If Tenant shall dispute Landlord’s calculation of the Renewal Term FMV, such dispute shall be submitted to arbitration and shall be determined by a single arbitrator appointed in accordance with the American Arbitration Association Real Estate Valuation Arbitration Proceeding Rules. The arbitrator shall be impartial and shall have not less than ten (10) years’ experience in the Manhattan, New York area in a calling related to the leasing of commercial office and retail space in buildings comparable to the Building, and the fees of the arbitrator shall be shared by Landlord and Tenant. Within thirty (30) days following the appointment of the arbitrator, each party shall attend a hearing before the arbitrator wherein each party shall submit a report setting forth its determination of the Renewal Term FMV in dispute (which Landlord’s determination may be equal to or less than its initial determination of Renewal Term FMV as set forth in the Rental Notice, and which Tenant’s determination may be equal to or greater than its initial determination of Renewal Term FMV as set forth in the applicable Tenant Notice), together with such information on comparable rentals, or such other evidence, as such party shall deem relevant.

(vi)           The arbitrator shall, within fifteen (15) days following such hearing and submission of evidence, render his or her decision by selecting the determination of the Renewal Term FMV submitted by either Landlord or Tenant which, in the judgment of the arbitrator, most nearly reflects the Renewal Term FMV. The arbitrator shall not select any amount of Renewal Term FMV other than either Landlord’s determination of Renewal Term FMV or Tenant’s determination of Renewal Term FMV. The decision of such arbitrator shall be final and binding upon the parties hereto, and may be entered in any court of competent jurisdiction.

(vii)          For purposes of the determination of the Renewal Term FMV, the arbitrator shall take into account all relevant factors (including, without limitation, the resetting of the Base Taxes as provided in Section 2(g)(ii)(x) and the fact that Tenant shall not pay Landlord for Building operating expenses during the Renewal Term), assuming that the Renewal Term were for the number of years comparable to leases of similar term duration that Landlord is then typically entering into for comparable space in the Building. The arbitrator’s determination of the Renewal Term FMV shall be based on the criteria stated in this Paragraph 2(g)(vii), and the arbitrator shall not have the power to add to, modify or change any of the provisions of this Agreement.

(viii)         After the Renewal Term FMV has been finally determined, the parties shall execute and deliver to each other an agreement setting forth the Fixed Rent for the Renewal Term as so determined, provided that the failure of either party to execute any such agreement shall not affect the determination of Fixed Rent for the Renewal Term in accordance with the provisions of this Paragraph 2(g). If the final determination of Fixed Rent for the Renewal Term shall not be made on or before the Renewal Term Commencement Date in accordance with the provisions of this Paragraph 2(g), then pending such final determination, Tenant shall pay as Fixed Rent for the Renewal Term the amount of Fixed Rent as set forth by Landlord in the Rental Notice. If, based upon the final determination of such Fixed Rent as provided herein, the payments made by Tenant on account of Fixed Rent were greater than Fixed Rent as finally determined in accordance with the provisions hereof, Landlord shall, at Landlord’s option, either credit the amount of such excess against the next installments of basic annual rent due under the Lease, or refund the amount of such excess to Tenant.

3.           Electricity. Landlord and Tenant hereby acknowledge that, prior to the date of this Agreement, Landlord has replaced all of the submeters which measure the usage and demand of the electricity consumed in the Premises and consumed by the equipment that services the Premises, with submeters (and related equipment and software) that are capable of measuring the usage and demand of electricity in accordance with the Electricity Rate (as hereinafter defined). Effective as of the date of this Agreement, Sections 9.2(b), 9.2(c) and 9.2(d) of the Lease shall be deleted in their entirety and replaced with the following:

“(b)           (i)           The calculations and determinations of the charges for the usage of, and demand for, the electricity consumed in, and by the equipment servicing, the Premises shall be based on the Electricity Rate, as applied to the recorded readings of the submeters heretofore installed by Landlord, as if such electricity recorded on the submeters serving the Premises was the only electricity being purchased for the Building. Tenant shall pay to Landlord, as Additional Rent within thirty (30) days after demand from time to time but no more frequently than monthly, for such usage and demand, a sum equal to 105% of the amount determined by applying the Electricity Rate to the readings of such submeters in the applicable billing period. Landlord is responsible for the fees and expenses of Landlord's electrical contractor for services rendered by such contractor in the maintenance and repair of the submeters serving the Premises. In addition, Tenant shall pay Landlord as Additional Rent the amount of any taxes imposed by any Governmental Authority on Landlord from the sale or resale of electricity to Tenant.

(ii)            “Electricity Rate” means Rate II of Service Classification No. 9, Rider M for general lighting and power service, as published by Consolidated Edison Company of New York, as such rate is filed with, and amended from time to time by, the New York State Public Service Commission (a/k/a Mandatory Hourly Pricing), effective as of the date any such rate charge is authorized (whether retroactively or prospectively, as applicable), inclusive of all applicable taxes (regardless of whether included in such utility company's charges or paid separately by Landlord), surcharges, demand charges and rates, energy charges and rates, reactive power charges and rates, commodity charges and rates, transportation charges and rates, fuel adjustment charges, time-of-day charges, time-of-use charges, rate adjustment charges and all other factors used by such utility company in computing the charges for supplying, furnishing, providing and transporting electricity.

(iii)           If at any time during the Term the service classification (and applicable rates thereof) described in Section 9.2(b)(ii) above are no longer in effect or, because Tenant’s demand for electricity does not meet a minimum demand requirement or for any other reason, said service classification (and applicable rates thereof) are no longer applicable (i.e., if Tenant were the only user of electricity in the Building, Landlord could no longer purchase electricity for the Building under the service classification (and applicable rates thereof) described in Section 9.2(b)(ii) above based on Tenant’s usage or, or demand for, electricity), then ‘Electricity Rate’ shall mean a service classification (and applicable rates thereof) reasonably selected by Landlord which represents an equivalent successor rate.

(iv)           For the purposes of this Lease, the term “Electricity Providers” means the companies that supply, furnish, provide and/or transport electricity to the Building from time to time. Landlord reserves the right to contract with different Electricity Providers from time to time in its sole judgment, and without reference to whether any Electricity Provider selected by Landlord provides lower rates than any other electricity supplier and/or to participate in the generation or co-generation of electricity to all or portions of the Building.

(v)           In the event that Tenant’s total power requirements at the Premises, based on an annual review of Tenant’s maximum peak demand based on the prior twelve (12) months of submeter readings commencing on the date of that certain Fourth Amendment to Lease, dated as of June__, 2011, between Landlord and Tenant (the “Fourth Amendment”) and thereafter on each anniversary thereof, shall be less than the 1,760 ampere (which is based on the current fused 2,200 Amperage, noting National Electric Code (“NEC”) restrictions of only being able to use 80% of the Fuse Rating; or such greater number of amperes as may have been added by Tenant pursuant to Section 9.2(a) above), 480 volt service as described in Section 9.2(a) above, then Tenant shall pay to Landlord, as Additional Rent, an annual fee known as a “use it or lose it” fee, for the availability of such excess capacity, at the rate of $25.00 per unused ampere per annum. Tenant shall have the right upon thirty (30 days prior written notice to Landlord to reduce the Basic Capacity to a level specified by Tenant in such notice. Tenant shall, at its sole cost and expense, and subject to all of the terms and conditions of the Lease applicable to Tenant’s performance of Alterations, perform any work required to so reduce the Basic Capacity, and any then payable “use it or lose it” fee as described above shall be reduced accordingly following Tenant’s completion of such work to Landlord’s reasonable satisfaction.”

All references to Sections 9.2(b), (c) and (d) in the Lease, shall hereafter reference Sections 9.2(b)(i) - (v) above. Sections 9.2(e), (f), (g), (h) and (i) of the Lease shall be renamed Sections 9.2(c), (d), (e), (f) and (g) to correspond with the new subsection numbering.

4.           Electric Generators. (a) Landlord and Tenant hereby acknowledge that Tenant no longer requires use of the Generator. Accordingly, effective as of the date of this Agreement, Section 9.8 of the Lease shall be deleted in its entirety and have no further force and effect; provided, provided, that Tenant’s liability to pay the EPS Fee and any and all other payments, sums or charges due or to become due with respect to EPS and/or the Generator pursuant to the terms of the Lease (as amended by this Agreement), apportioned through and including the date of this Agreement, shall survive this Agreement and shall be due and payable by Tenant within ten (10) Business Days following written demand by Landlord.

(b)           Tenant acknowledges and agrees that any electrical generator or other related equipment, including mountings and supports, installed by or on behalf of Tenant, any sublessee or licensee of Tenant or any party claiming by or through Tenant, on the Roof Space or any other portion of the Building located outside the Premises, shall constitute a “Tenant’s Generator” for all purposes of Section 9.10 of the Lease, and Tenant shall, at its sole cost and expense, comply strictly with the provisions of Section 9.10 in connection therewith.

5.           Conduit. From and after the date of this Agreement, if Tenant requires additional riser space for the Cabling Equipment and telecommunications lines or for use in connection with the Roof Equipment or any other use, then upon request by Tenant, subject to availability of riser space in the Building, Landlord will make available to Tenant riser space at Landlord’s then-current rates for riser space in the Building (which rate only for riser space not exceeding two inches (2”) in diameter is $13.00 per linear foot per year, and for riser space greater than two inches (2”) but not exceeding four inches (4”) in diameter is $19.50 per linear foot per year), subject to increases in CPI equal to the product of (i) Landlord’s applicable rate then in effect for the immediately preceding calendar year, multiplied by (ii) the CPI Fraction.

6.           Representations. Tenant hereby covenants, represents and warrants to Landlord that: the Lease is in full force and effect; to the best of Tenant’s knowledge, no default exists on the part of Landlord under the Lease; Tenant has neither received nor given any notice of default thereunder, which default, if any, remains uncured as of the date hereof; Tenant has no knowledge of the existence of any condition which constitutes a default under the Lease or which, with the giving of notice or the passage of time, or both, would constitute a default under the Lease; Tenant knows of no defense or counterclaim to the enforcement of the Lease; all reimbursements, rent concessions, work credits and allowances due to Tenant and work to be performed by Landlord for the benefit of Tenant under the Lease have been paid in full or fully performed; and, to the best of Tenant’s knowledge, Tenant is not currently entitled, pursuant to any applicable provision of the Lease or otherwise, to any reduction, offset or abatement of the rents payable under the Lease.

7.           Broker. Tenant covenants, warrants and represents that it had no conversations or other communications with any broker, finder or consultant except Taconic Management Company LLC and Armando Nunez (at CB Richard Ellis, Inc.) (collectively, the “Broker”) in connection with this Agreement and the transactions contemplated hereunder, and that, to Tenant’s best knowledge, there were no brokers, finders or consultants, except the Broker, instrumental in consummating this Agreement. In addition, Tenant covenants, warrants and represents that it has not retained any person as a broker, finder or consultant, whether on an exclusive or non-exclusive basis, in connection with this Agreement or the transactions contemplated hereunder. Tenant shall indemnify and hold Landlord harmless from and against any claims for a brokerage commission, finder’s fee, consultation fee or similar fee (including, without limitation, reasonable legal fees, disbursements and court costs incurred in defending such claims) arising out of any conversations or negotiations had by Tenant with any brokers or finders except for the Broker, including any person claiming to have been retained by Tenant in connection with this transaction, regardless of whether such person was actually retained by Tenant or whether such person was in any way involved with this transaction. Landlord shall pay a brokerage commission to Broker pursuant to one or more agreements entered into between Landlord and Broker. Landlord agrees that Tenant shall have no responsibility for any commissions to Broker in connection with this Agreement and the transactions contemplated hereunder except as may have been agreed between Tenant and Broker.

8.           Notices. For purposes of Article 25 of the Lease, from and after the date of this Agreement, notices to Landlord shall be delivered as follows:

One City Block LLC
c/o Google Inc.
1600 Amphitheatre Parkway
Mountain View, CA 94043
Attn: David Radcliffe

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attn: Robert J. Sorin, Esq.

 For purposes of Article 25 of the Lease, from and after the date of this Agreement, notices to Tenant shall be delivered as follows:

AboveNet Communications, Inc.
360 Hamilton Avenue
White Plains, NY 10601
Attn: President

with a copy to:

AboveNet Communications, Inc.
360 Hamilton Avenue
White Plains, NY 10601
Attn: Senior Vice President and General Counsel

9.           Representations. To Tenant’s knowledge, there are no breaches or defaults under the Lease by Landlord or Tenant, and Tenant knows of no events or circumstances which, with the giving of notice or the passage of time, would constitute a default under the Lease by either Landlord or Tenant To Landlord’s knowledge, there are no breaches or defaults under the Lease by Landlord or Tenant, and Landlord knows of no events or circumstances which, with the giving of notice or the passage of time, would constitute a default under the Lease by either Landlord or Tenant.

10.         Miscellaneous. (a) All of the terms, covenants, conditions and provisions of the Lease shall remain and continue unmodified, in full force and effect, except, except as otherwise provided herein.

(b)           This Agreement sets forth the entire agreement between the parties regarding the Surrendered Premises and the Renewal Premises, superseding all prior agreements and understandings, written and oral, regarding the Surrendered Premises and Renewal Premises. The provisions of this Agreement shall supersede any inconsistent provisions contained in the Lease, regardless of whether such inconsistent provisions are contained in the Lease or in any rider exhibit or schedule attached thereto, or in any amendment, modification, letter, notice or other written instrument executed in connection with the Lease or sent pursuant thereto.

(c)           Landlord and Tenant each represent and warrant to the other that it has not relied upon any representation or warranty, express or implied, in entering into this Agreement, except those which are set forth herein.

(d)           No waiver by any party of any failure or refusal to comply with its obligations under this Agreement shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

(e)           This Agreement has been executed in the State of New York and shall be governed by and construed in accordance with the laws of the State of New York without reference to conflicts of laws principles.

(f)           The covenants and agreements herein contained shall bind and inure to the benefit of Landlord, its successors and assigns, and Tenant, its successors and assigns. if any of the provisions of this Agreement, or its application to any situation, shall be invalid or unenforceable to any extent, the remainder of this Agreement, or the application thereof to situations other than that as to which it is invalid or unenforceable, shall not be affected thereby, and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(g)           The captions of this Agreement are for convenience and reference only and in no way define, limit or describe the scope or intent of this Agreement.

(h)           This Agreement may not be altered, modified or amended except pursuant to a written agreement executed and delivered by Landlord and Tenant.

(i)            Submission by Landlord of the within Agreement for execution by Tenant shall confer no rights nor impose any obligation on Landlord unless and until both Landlord and Tenant shall have executed this Agreement and duplicate originals thereof shall have been delivered by Landlord and Tenant to each other.

(j)         This Agreement may be executed in one or more counterparts, each of which so executed and delivered shall be deemed an original, and all of which taken together shall constitute but one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

LANDLORD:

ONE CITY BLOCK LLC,
a Delaware limited liability company

By:	Google Inc.,
a Delaware corporation,
its sole member

By:	/s/ David Radcliffe
	Name:	David Radcliffe
	Title:	VP. Real Estate

TENANT:

ABOVENET COMMUNICATIONS, INC.,
a Delaware corporation

By:	/s/ Robert Sokota
	Name:	Robert Sokota
	Title:	Senior Vice President and General Counsel

Exhibit A

SURRENDERED PREMISES

This floor plan is annexed to and made a part of this Agreement solely to indicate the Surrendered Premises by diagonal hatching. All areas, conditions, dimensions and locations are approximate.

Exhibit B

RENEWAL PREMISES

This floor plan is annexed to and made a part of this Agreement solely to indicate the Renewal Premises by diagonal hatching. All areas, conditions, dimensions and locations are approximate.

Exhibit C

FIXED RENT

Period	Annual Rent	Monthly Rent
10/1/14 – 9/30/15	$1,608,862.50	$134,071.88
10/1/15 – 9/30/16	$1,628,973.28	$135,747.77
10/1/16 – 9/30/17	$1,649,335.45	$137,444.62
10/1/17 – 9/30/18	$1,669,952.14	$139,162.68
10/1/18 – 9/30/19	$1,690,826.54	$140,902.21
10/1/19 – 9/30/20	$1,803,896.87	$150,324.74
10/1/20 – 9/30/21	$1,826,445.58	$152,203.80
10/1/21 – 9/30/22	$1,849,276.15	$154,106.35
10/1/22 – 9/30/23	$1,872,392.11	$156,032.68
10/1/23 – 9/30/24	$1,895,797.01	$157,983.08
10/1/24 – 9/30/25	$2,011,429.47	$167,619.12
10/1/25 – 9/30/26	$2,036,572.34	$169,714.36
10/1/26 – 9/30/27	$2,062,029.49	$171,835.79
10/1/27 – 9/30/28	$2,087,804.86	$173,983.74
10/1/28 – 9/30/29	$2,113,902.42	$176,158.54

Exhibit D

ROOFTOP SPACE LICENSE FEE

Period	Annual Rent	Monthly Rent
10/1/14 – 9/30/15	$86,625.00	$7,218.75
10/1/15 – 9/30/16	$86,625.00	$7,218.75
10/1/16 – 9/30/17	$86,625.00	$7,218.75
10/1/17 – 9/30/18	$86,625.00	$7,218.75
10/1/18 – 9/30/19	$86,625.00	$7,218.75
10/1/19 – 9/30/20	$99,000.00	$8,250.00
10/1/20 – 9/30/21	$99,000.00	$8,250.00
10/1/21 – 9/30/22	$99,000.00	$8,250.00
10/1/22 – 9/30/23	$99,000.00	$8,250.00
10/1/23 – 9/30/24	$99,000.00	$8,250.00
10/1/24 – 9/30/25	$111,375.00	$9,281.25
10/1/25 – 9/30/26	$111,375.00	$9,281.25
10/1/26 – 9/30/27	$111,375.00	$9,281.25
10/1/27 – 9/30/28	$111,375.00	$9,281.25
10/1/28 – 9/30/29	$111,375.00	$9,281.25